As filed with the Securities and Exchange Commission on January 20, 2023

Registration No. 333-207072
Registration No. 333-223643
Registration No. 333-227184

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-207072
FORM S-8 REGISTRATION STATEMENT NO. 333-223643
FORM S-8 REGISTRATION STATEMENT NO. 333-227184

UNDER
THE SECURITIES ACT OF 1933

EROS MEDIA WORLD PLC
 (Exact name of registrant as specified in its charter)

Isle of Man	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Unit 2109, Shatha Tower 21st Floor Dubai Media City, PO box 502501 Dubai, United Arab Emirates (Address of Principal Executive Offices, Including Zip Code)	Not Applicable (Zip Code)

Eros International plc Bonus Share Plan Unapproved Option Scheme 2006
Eros International plc 2012 Share Plan Unapproved Option Awards Scheme 2012
Eros International plc 2014 Share Plan Unapproved Option Awards Scheme 2014
Eros International plc 2015 Share Plan Unapproved Option Awards Scheme 2015
Director Agreement dated February 13, 2015 by and between Eros International Plc and David Maisel
Director Agreement dated June 17, 2015 by and between Eros International Plc and Rajeev Misra
Service Agreement President North America & Group Chief Financial Officer dated May 26, 2015 by and between Eros International Plc and Prem Parameswaran
Eros International Plc Restricted Stock Unit Award Program
Eros International Plc Unrestricted Stock Award Program
Eros International Plc 2017 Restricted Share and Restricted Stock Unit Plan
Eros International plc 2015 Share Plan Unapproved Option Awards Scheme 2015
(Full title of the plan)

C. T. CORPORATION
1209 Orange Street
Wilmington
Delaware 19801
(Name and address of agent for service)

Telephone: 1-877-467-3535
(Telephone number, including area code, of Agent for Service)

Copies to:

Kenneth Lee, Esq.
Levine Lee LLP
1500 Broadway, Suite 2501
New York, NY 10036
(212) 257-4027

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging Growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE / DEREGISTRATION OF SECURITIES

These post-effective amendments (each, a “Post-Effective Amendment” and, collectively, the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement” and, collectively, the “Registration Statements”) filed by Eros Media World Plc (f/k/a Eros International plc), a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “SEC”):

●
Registration Statement on Form S-8 (333-207072), filed with the SEC on September 22, 2015, which registered the offering of an aggregate of (i) 650,000 of the Registrant’s A ordinary shares, par value GBP 0.30 per share (the “Ordinary Shares”), issuable to eligible persons under the Eros International plc 2015 Share Plan Unapproved Option Awards Scheme 2015 (the “2015 Plan”), (ii) 200,000 Ordinary Shares issuable pursuant to outstanding options under the 2015 Plan, (iii) 830,000 Ordinary Shares issuable pursuant to outstanding options under the Eros International plc 2014 Plan Unapproved Option Awards Scheme 2014, (iv) 674,045 Ordinary Shares issuable pursuant to outstanding options under the Eros International plc 2012 Share Plan Unapproved Option Awards Scheme, (v) 62,438 Ordinary Shares issuable pursuant to outstanding options under the Eros International plc Bonus Share Plan Unapproved Option Scheme 2006, (vi) 500,000 Ordinary Shares issuable pursuant to outstanding options granted under the Director Agreement dated February 13, 2015 by and between Eros International Plc and David Maisel, (vii) 500,000 Ordinary Shares issuable pursuant to outstanding options granted under the Director Agreement dated June 17, 2015 by and between Eros International Plc and Rajeev Misra, (viii) 300,000 Ordinary Shares issuable pursuant to outstanding restricted stock unit awards granted under the Service Agreement President North America & Group Chief Financial Officer dated May 26, 2015 by and between Eros International Plc and Prem Parameswaran, (ix) 717,430 Ordinary Shares issuable pursuant to outstanding restricted stock units under the 2014 and 2015 Restricted Stock Unit Award Program and (x) 54,000 Ordinary Shares issuable pursuant to outstanding unrestricted stock awards under the Unrestricted Stock Award Program;

●
Registration Statement on Form S-8 (333-223643), filed with the SEC on March 14, 2018, which registered the offering of an aggregate of 5,670,000 of Ordinary Shares issuable to eligible persons under the Eros International plc 2017 Restricted Share and Restricted Stock Unit Plan; and

●
Registration Statement on Form S-8 (333-227184), filed with the SEC on September 4, 2018, which registered the offering of an aggregate of 2,500,000 additional Ordinary Shares available for issuance to eligible persons under the 2015 Plan.

In light of the Registrant’s inability to file the reports required under the Securities and Exchange Act of 1934, as amended, on a timely basis and the delisting of the Ordinary Shares from the New York Stock Exchange Regulation, the Registrant has terminated any and all offerings of securities pursuant to the Registration Statements. Accordingly, the Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements, and, in accordance with an undertaking made by the Registrant in Item 9 of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes from registration any and all securities registered but which remain unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in Dubai, U.A.E., on January 20, 2023.

EROS MEDIA WORLD PLC

By:	/s/ Pradeep Dwivedi
	Name:	Pradeep Dwivedi
	Title:	Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.